Severance USEx. 10(c)

Executive Severance Agreement

Weyerhaeuser Company

Severance USEx. 10(c)

Contents

Article 1.	Term of This Agreement1
Article 2.	Definitions1
Article 3.	Participation and Continuing Eligibility under this Agreement3
Article 4.	Severance Benefits3
Article 5.	Form and Timing of Severance Benefits5
Article 6.	The Company’s Payment Obligation6
Article 7.	Dispute Resolution6
Article 8.	Outplacement Assistance7
Article 9.	Successors and Assignment7
Article 10.	Section 409A7
Article 11.	Miscellaneous8

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Severance USEx. 10(c)

Weyerhaeuser Company
_____________________(Executive)
Severance Agreement

THIS EXECUTIVE SEVERANCE AGREEMENT is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and _____________.

Article 1.Term of This Agreement

This Agreement shall commence on the Effective Date and shall terminate on December 31, 2022; provided, however, that commencing on December 31, 2022 and each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than thirty (30) calendar days prior to such December 31, the Company or Executive shall have given notice that such party does not wish to extend the term of this Agreement.

Article 2.Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)“Agreement” means this Executive Severance Agreement.

(b)

“Authorizing Executive” means the Company’s Senior Vice President overseeing Human Resources; except that, for purposes of the executive severance agreement between the Company and the Company’s Senior Vice President overseeing Human Resources, “Authorizing Executive” means the Senior Vice President and General Counsel.

(c)	“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.
(d)	“Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 11.2.
(e)	“Board” means the Board of Directors of the Company.
(f)	“Cause” means the Executive’s:

(i)Willful and continued failure to perform substantially the Executive’s duties with the Company after the Company delivers to the Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed the Executive’s duties;

(ii)Conviction of a felony; or
(iii)Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

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For purposes of this Section 2(f), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. For purposes of subsections (i)-(iii) above, the Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

(g)	“CIC” of the Company shall have the definition set forth in the CIC Agreement.
(h)

“CIC Agreement” means the Executive Change in Control Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended.
(j)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.
(k)	“Company” means Weyerhaeuser Company, a Washington corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9.
(l)	“Disability” shall have the meaning ascribed to it in the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan.
(m)	“Effective Date” means the later of January 1, 2020 and the date this Agreement is fully executed by the parties hereto.
(n)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.
(o)	“Executive” means an executive officer who serves on the senior management team of the Company and who has been presented with and signed this Agreement.
(p)

“Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between the Executive and the Company as a condition to the Executive’s receipt of Severance Benefits.

(q)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

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(r)	“Qualifying Termination” means any of the events described in Section 4.2, the occurrence of which triggers the payment of Severance Benefits under Section 4.3.
(s)	“Retirement” shall mean early or normal retirement under the Company’s Retirement Plan for Salaried Employees.
(t)	“Severance Benefits” means Severance Benefits described in Section 4.3.

Article 3.Participation and Continuing Eligibility under this Agreement

Subject to other terms of this Agreement, the Executive shall remain eligible to receive benefits hereunder during the term of this Agreement.

Article 4.Severance Benefits

4.1	Right to Severance Benefits.
(a)

Subject to Section 4.1(b), the Executive shall be entitled to receive from the Company Severance Benefits, if the Executive’s employment with the Company shall end for any reason specified in Section 4.2, and the Executive is not (i) offered Comparable Employment by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary or full-time capacity, or (ii) offered a contract to serve as a consultant or contractor by the Company or any subsidiary or affiliate of the Company containing terms and conditions reasonably deemed to be Comparable Employment, or (iii) offered Comparable Employment or a contract to serve as a consultant or contractor by an entity acquiring assets of the Company or the business in which the Executive was employed containing terms and conditions reasonably deemed to be Comparable Employment.

(b)

If the Executive’s employment with the Company is terminated as a result of the acquisition (either through the sale of assets or the sale of stock) or the outsourcing of the services previously provided internally by Company employees of the unit in which the Executive was employed, and the Executive is offered Comparable Employment by the acquiring entity, the Executive is not eligible to receive Severance Benefits hereunder.

The Executive is not eligible to receive both severance benefits under the CIC Agreement and Severance Benefits hereunder. Accordingly, if the Executive receives severance benefits under the CIC Agreement, he shall not receive Severance Benefits hereunder. However, if the Executive suffers a Qualifying Termination, and if the Company has undergone a CIC such that the Executive’s Effective Date of Termination falls within the window period described in Section 4.2 of the CIC Agreement, the Executive’s total Severance Benefits shall equal the amounts described as severance benefits under the CIC Agreement (potentially requiring additional payments to the extent the amounts already paid as Severance Benefits hereunder do not equal the amounts payable as severance benefits under the CIC Agreement).

(c)	Comparable Employment for purposes of paragraphs 4.1(a) and (b) above means employment terms that do not:

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(i)	result in a material reduction in the Executive’s authority, duties or responsibilities existing immediately prior to the termination;
(ii)

require the Executive to be based at a location that is at least 50 miles farther from the Executive’s primary residence immediately prior to the termination than is such residence from the Executive’s business location immediately prior to the termination, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations immediately prior to the termination;

(iii)

include a material reduction in the Executive’s annual salary, benefits coverage in the aggregate, or level of participation in the Company’s short- or long-term incentive compensation plans available to the Executive immediately prior to the termination; provided, however, that the reductions in the level of benefits coverage or participation in incentive compensation plans shall be considered to be Comparable Employment if such reductions are substantially consistent with the average level of benefits coverage or participation in incentive plans of other executive officers with positions commensurate with the Executive’s position at the Company, its subsidiary or the acquiring company.

4.2

Qualifying Termination. An involuntary termination of the Executive’s employment by the Company, authorized by the Company’s Authorizing Executive, for reasons other than Cause, mandatory Retirement under the Company’s applicable policies, or the Executive’s death, Disability, or voluntary termination of employment (whether by Retirement or otherwise) at any time other than within twenty-four (24) full calendar months following the effective date of a CIC shall trigger the payment of Severance Benefits to the Executive under this Agreement.

4.3

Description of Severance Benefits.  Subject to the conditions of Section 4.6, in the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2, the Company shall pay to the Executive and provide him with the following:

(a)	An amount equal to one and one-half (1‑1/2) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.
(b)	An amount equal to one and one-half (1‑1/2) the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs.
(c)	An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the last day the Executive worked.
(d)

An amount equal to the Executive’s unpaid actual annual bonus, paid for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in then-existing fiscal year through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).  Any payments hereunder are in lieu of bonuses otherwise payable under the Company’s applicable annual incentive plans.

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(e)

A lump sum payment of ten thousand dollars ($10,000) (net of required payroll and income tax withholding) in order to assist the Executive in paying for replacement health and welfare coverage for a reasonable period following the Executive’s Effective Date of Termination.

4.4

Termination for Cause or by the Executive. If the Executive’s employment is terminated either (i) by the Company for Cause or (ii) by the Executive, the Company shall pay the Executive his full Base Salary and accrued vacation through the last day worked, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

4.5

Notice of Termination. Any termination by the Company under this Article 4 shall be communicated by a Notice of Termination, which shall be delivered to the Executive no later than the Effective Date of Termination, unless the Executive is terminated for Cause, in which case no Notice of Termination is required.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

4.6

Delivery of Non-Competition and Release Agreement. The payment of Severance Benefits is conditioned on the Executive’s timely execution of the Non-Competition and Release Agreement. The Company will deliver the Non-Competition and Release Agreement when it provides a Notice of Termination to the Executive. The Non-Competition and Release Agreement shall be deemed effective upon the expiration of the required waiting periods under any applicable state and/or federal laws, as more specifically described therein.

To support the enforcement of the Non-Competition and Release Agreement, the parties agree that the minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least one and one-half (1‑1/2) times the Executive’s Base Salary which has been built into the severance formula contained in Section 4.3.

4.7

Removal from Representative Boards. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 4.3, the Executive shall immediately resign such position upon his termination of employment with the Company and in any event by the deadline for returning the Non-Competition and Release Agreement described in Section 4.6, unless specifically requested in writing by the Company otherwise.

Article 5.Form and Timing of Severance Benefits

5.1

Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3(a), (b), (c) and (e) shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement described in Section 4.6, as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from the later of the Effective Date of Termination and the successful expiration of the waiting periods described in Section 4.6 and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision).  The Severance Benefit described in Section 4.3(d) shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement described in Section 4.6, as soon as practicable following the end of the year in

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which the Executive’s Effective Date of Termination occurs and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), subject to any deferral election by the Executive under an available deferred compensation plan that is applicable to such amount.

5.2

Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 6.The Company’s Payment Obligation

6.1

Payment Obligations Absolute. Except as provided in this Article 6 and in Article 7, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in this Article 6 and in Article 7, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reasons whatsoever.

6.2

Contractual Rights to Benefits. Subject to Section 6.3, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3

Forfeiture of Severance Benefits and Other Payments.  Notwithstanding any other provision of this Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in the Executive’s Non-Competition and Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits and other payments already provided to the Executive under this Agreement and the Executive shall forever forfeit the Executive’s rights to any unpaid Severance Benefits and other payments hereunder.  The Severance Benefits shall be subject to (a) forfeiture provisions in any other agreements between the Executive and the Company and (b) any recoupment, clawback or similar policy of the Company as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of previously paid compensation.

Article 7.Dispute Resolution

7.1

Claims Procedure.  The Executive may file a written claim with the Authorizing Executive, who shall consider such claim and notify the Executive in writing of his decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Authorizing Executive determines is necessary to review the claim, provided that the Authorizing Executive notifies the Executive in writing of the extension within the original ninety (90) day period).  If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Authorizing Executive.  The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or

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within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).

7.2

Finality of Determination.  The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement shall be final, binding, and conclusive on all persons and shall be given the greatest deference permitted by law.

Article 8.Outplacement Assistance

Following a Qualifying Termination (as described in Section 4.2), the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to twenty thousand dollars ($20,000) and shall be completed by the end of the calendar year in which such two (2) year period expires.

Article 9.Successors and Assignment

9.1	Successors to the Company. This Agreement shall be binding on the successors of the Company.
9.2

Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10.Section 409A

All Severance Benefits and reimbursements payable under this Agreement are intended to comply with the “short term deferral” exception specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), or otherwise be excepted from coverage under Section 409A of the Code (“Section 409A”). Notwithstanding the foregoing sentence, to the extent an exception is not available and the Executive must be treated as a “specified employee” within the meaning of Section 409A, any such amounts payable in cash and due to the Executive on or within the six (6) month period following the Executive’s separation from service (as defined for purposes of Section 409A) will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive’s separation from service; provided, however, that such payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Agreement, if the Company reasonably determines that the imposition of additional tax under Section 409A will not apply to an earlier payment of such payments. In addition, this Agreement will be interpreted, operated, and administered by the Company to the extent deemed reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, including any temporary or final treasury regulations and guidance promulgated thereunder.

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Article 11.Miscellaneous

11.1

Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

11.2

Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide.  If no such designation is on file with the Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than fourteen (14) days, any Severance Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.

11.3

Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4

Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

11.5

Modification. Except as provided in Article 1, no provision of this Agreement may be modified, waived, or discharged following the Effective Date of Termination unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

11.6

Effect of Agreement. This Agreement shall completely supersede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company other than the CIC Agreement, and is in lieu of any notice requirement, policy, or practice. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company other than a termination that entitles the Executive to severance benefits under the terms of the CIC Agreement.  In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein.  Except as otherwise specifically provided for in this Agreement, the Executive’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.

11.7	Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.

Severance USEx. 10(c)

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.

Weyerhaeuser CompanyExecutive

By: By:

Its: Name: _____

Date: Date:

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ANNEX A

NON-COMPETITION AND RELEASE AGREEMENT
FOR THE EXECUTIVE SEVERANCE AGREEMENT

1.	Parties.

The parties to this Non-Competition and Release Agreement are ___________ (the “Executive”), and WEYERHAEUSER COMPANY, a Washington corporation, and all successors thereto (“Company”).

2.	Date.

The date of this Non-Competition and Release Agreement (this “Release Agreement”) is ________________________, 20___ (the “Date of this Agreement”).

3.	Recitals.

Executive’s employment with Company is ending.  Executive is a participant in the Weyerhaeuser Company Executive Severance Agreement (“Severance Agreement”) and is eligible for Severance Benefits under the Severance Agreement on condition Executive executes a non-competition and release agreement.  This Release Agreement sets forth the terms of Executive’s severance from Company.

4.	Defined Terms.

When defined terms from the Severance Agreement are used herein, they shall have the same definitions as provided in Article 2 of the Severance Agreement.

5.	Termination of Employment.

Effective ________________________, 20___, Executive’s employment with Company shall terminate (“Termination Date”).  Executive shall resign all positions with Company, whether as an officer, employee, or agent, in each case effective on the Termination Date.

6.	Payments.

Upon expiration of the Revocation Period, defined below, without exercise of the right to revoke, Executive shall receive or be entitled to receive the Severance Benefits and other payments to the extent set forth in the Severance Agreement, including, but not limited to, the forfeiture provisions of Section 6.3 thereof.

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7.	Release.

Executive hereby releases Company, and all successors, subsidiaries, and affiliates of Company, and all officers, directors, employees, agents, and shareholders of Company, and each of them, from any and all claims, liability, demands, rights, damages, costs, attorneys’ fees, and expenses of whatever nature that exist as of the date of execution of this Release Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims arising out of Executive’s employment and/or Executive’s termination from employment, and including all claims arising out of applicable state and federal laws, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, state and federal Family Leave Acts, and any other applicable tort, contract, or other common law theories; provided, however, that this release shall not extend to any compensatory payments or other benefits due to Executive following the expiration of the Revocation Period pursuant to the terms and conditions of any applicable benefit plans, programs and agreements maintained by Company for the benefit of Executive or to which Company and Executive are parties.

8.	Confidentiality Agreement.

8.1Company’s Confidential Information.  During the course of performing Executive’s duties as a Company employee, Executive was exposed to and acquired Company’s Confidential Information.  As used herein, “Confidential Information” refers to any and all information of a confidential, proprietary, or trade secret nature that is maintained in confidence by Company for the protection of its business.  Confidential Information includes, but is not limited to, Company’s information about or related to (i) any current or planned products, (ii) research and development or investigations related to prospective products, (iii) proprietary software and systems, (iv) suppliers or customers, (v) cost information, profits, sales information, and accounting and unpublished financial information, (vi) business and marketing plans and methods, and (vii)  any other information not generally known to the public that, if misused or disclosed to a competitor, could reasonably be expected to adversely affect the Company.

8.2Nondisclosure of Confidential Information.  Executive acknowledges that the Confidential Information is a special, valuable, and unique asset of Company.  Executive agrees to keep in confidence and trust all Confidential Information for so long as such information is not generally known to the public or to persons outside Company who could obtain economic value from its use.  Executive agrees that Executive will not directly or indirectly use the Confidential Information for the benefit of Executive or any other person or entity.

9.	Nonsolicitation.

9.1 Nonsolicitation of Employees.  Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any employee of Company, any successor corporation, or a subsidiary of Company to work for Executive or any competing company or competing business organization.

9.2Nonsolicitation of Customers and Vendors.  Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any customer, vendor, or supplier of Company to end its relationship with Company and/or conduct business with Executive or any entity in which Executive has a financial interest.

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10.	Non-competition.

Executive agrees that for a period of one (1) year following the Termination Date, Executive shall not directly or indirectly, whether as an employee, officer, director, shareholder, agent, or consultant, engage or participate in any business that competes with Company, provided that nothing in this Section 10 shall preclude Executive from (i) performing any services on behalf of an investment banking, commercial banking, auditing, or consulting firm or (ii) investing five percent (5%) or less in the common stock of any publicly traded company, provided such investment does not give Executive the right or ability to control or influence the policy decisions of any competing business.

11.	Review and Rescission Rights.

Executive has forty-five (45) days from the Date of this Agreement (the “Review Period”) within which to decide whether to sign this Release Agreement.  If Executive signs this Release Agreement, Executive may revoke this Release Agreement if, within seven (7) days after signing (the “Revocation Period”), Executive delivers notice in writing to an Executive Compensation Manager of Company.

This Release Agreement will not become effective, and the Severance Benefits dependent on the execution of this Release Agreement will not become payable, until this Release Agreement is signed, the Revocation Period expires, and Executive has not exercised the right to revoke this Release Agreement.

Executive may sign this Release Agreement prior to the end of the forty-five (45) day Review Period, thereby commencing the seven (7) day Revocation Period.  Whether Executive decides to sign before the end of the Review Period is entirely up to Executive.

Executive will receive the same severance payments regardless of when Executive signs this Release Agreement, as long as Executive signs prior to the end of the Review Period and does not revoke this Release Agreement.

Executive acknowledges that Executive’s release of rights is in exchange for Severance Benefits to which Executive otherwise legally would not be entitled.

12.	Advice of Counsel.

Executive acknowledges that Executive has been advised to consult with an attorney before signing this Release Agreement.

13.	Disputes.

Any dispute or claim that arises out of or relates to this Release Agreement shall be resolved in accordance with the provisions of Article 7 of the Severance Agreement.  Notwithstanding the provisions of this Section 13, any claim by Company for injunctive relief under the provisions of Section 8, 9, or 10 herein, or any subparts thereof, shall not be subject to the terms of this Section 13.

14.	Governing Law; Venue.

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To the extent not preempted by the laws of the United States, Washington law governs this Release Agreement, notwithstanding its choice of law rules. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington in any action or dispute arising out of or relating to this Release Agreement and agrees that all claims in respect of such action or dispute may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Release Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or dispute so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

15.	Entire Agreement.

All of the parties’ agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Release Agreement are contained in this Release Agreement.  All prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Release Agreement are merged into this Release Agreement.  This is an integrated agreement.

16.	Miscellaneous.

The benefits and obligations of this Release Agreement shall inure to the successors and assigns of the parties.  The parties acknowledge that the only consideration for this Release Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Release Agreement, that this Release Agreement has been executed voluntarily, and that the terms of this Release Agreement are contractual.

17.	Severability.

Executive agrees that each provision in this Release Agreement will be treated as a separate and independent clause, and the enforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Release Agreement.  Moreover, if one or more of the provisions contained in this Release Agreement, whether for the benefit of Executive or Company, are for any reason held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then appears.

18.	Section and Paragraph Titles.

Section and paragraph titles in this Release Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Release Agreement.

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WEYERHAEUSER COMPANY

By:Date:_________________

Title:

Executive

______________________________________Date:_________________